Exhibit 10.6

2/21/2008

Orv Madden

Chairman

(626) 968.1415 (ext 201)

E:	omadden@metroparkusa.com
www.metroparkusa.com

February 16, 2008

To: Efthimios P. Sotos

Dear Thimio,

On behalf of Metropark USA Inc., I am pleased to confirm the details of your employment offer as follows:

Title:	Chief Financial and Operating Officer. Operating responsibilities to include Real Estate and Construction, Information Technology and Distribution Facility management.

Reporting to:	Renee Bell, CEO

Target Start Date:	Tuesday March 4 or sooner

Base Salary:	$300,000 annually, paid bi-weekly. Payment of wages will continue throughout the duration of active employment with Metropark.

Performance Incentive Award:	You will receive a bonus for 2008 equal to $90,000. Thereafter you will be eligible a target bonus of at least 30% in future years based on achievement of Compensation Committee approved incentive plans.

Stock Option Grant:	A recommendation will be made to our Board Compensation Committee for a grant in the amount of 700,000 shares at an execution price determined by the Committee. A independent stock valuation study is now underway with results expected by April. The vesting is over a 4 year period, with a one year cliff on the first 4/16, and thereafter at the rate of 1/16 per quarter until fully vested at the end of year 4. The term of the grant is 10 years until expiration. You will be provided with a copy of the Stock Option Plan along with your grant agreement for execution.

Vacation:	Vacation is an accrued benefit beginning on your date of hire. You are eligible for 3 week’s vacation on an annualized basis in accordance to company policy.

Benefits:	A summary of benefit plans that would be applicable to you.

At Will Agreement:	This offer letter is intended to provide general guidelines and is not to be construed in any way as an employment contract. Your employment with Metropark USA, Inc. is At-Will, meaning that it may be terminated by either you or the Company at any time, with or without cause or notice.

Confidentiality:	A copy of our standard Confidentiality Agreement will be provided to you for execution.

All of us at Metropark look forward to you joining us!

Sincerely,

/s/ Orval Madden	/s/ Efthimios P. Sotos
Orval Madden-Chairman	Efthimios P. Sotos